Exhibit 99

Press Release

Horizon Offshore Reports First Quarter Earnings

HOUSTON, April 30 /PRNewswire-FirstCall/ -- Horizon Offshore, Inc. (Nasdaq: HOFF) today reported first quarter net income of $0.4 million or $0.02 per share compared with a net income of $2.7 million or $0.12 per share-diluted before an extraordinary charge of $0.6 million net of tax for the first quarter of 2001.

For the first quarter of 2002, Horizon reported gross profit of $5.0 million, or 7.6 percent, on contract revenues of $66.1 million, compared with gross profit of $9.5 million, or 17.6 percent, on contract revenues of $54.1 million last year. Pre-tax net income of $0.5 million and an income tax provision of $0.2 million were recorded for the first quarter of 2002, compared with a pre-tax net income of $4.2 million and an income tax provision of $1.5 million in the first quarter of 2001.

In April 2002, Horizon sold 3,000,000 shares of common stock in a public offering and received $30.8 million after deducting the underwriting discount and expenses. The Company used $20.0 million to reduce indebtedness under its revolving credit facilities, and the remainder will be used for general corporate purposes.

"We achieved these results in a most competitive market, and we believe we are beginning to see a more improved market, both domestically and internationally, going forward in 2002 and into 2003. We have leveraged our domestic Gulf of Mexico business into what has become a very diverse international marine construction company. We are proud as a company to report our eighth consecutive profitable quarter," said Bill J. Lam, President and Chief Executive Officer.

Horizon Offshore provides marine construction services to the offshore oil and gas industry, primarily in the Gulf of Mexico. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors and other material factors that are described from time to time in the Company's filing with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

     COMPARATIVE TABLES FOLLOW:

                            Horizon Offshore, Inc.
                     Summary Financial and Operating Data
                                 (Unaudited)

                                                       Three Months Ended
                                                           March 31,
                                                      2002           2001
     Income Statement Data                   (In thousands, except share and
                                                         per share data)

    Contract revenues                                $66,103        $54,056
    Cost of contract revenues                         61,056         44,517
      Gross profit                                     5,047          9,539
    Selling, general and administrative expenses       3,501          3,592
      Operating income                                 1,546          5,947

    Other:
      Interest expense                                (1,023)        (2,062)
      Interest income                                     25            293
      Other                                               (2)           (20)
    Net income before income taxes
     and extraordinary loss                              546          4,158

    Provision for income taxes                           169          1,502

    Net income before extraordinary loss                $377         $2,656
    Extraordinary loss, net of taxes
     of $306 in 2001                                     ---           (568)
    Net income                                          $377         $2,088

    Net income per share before
     extraordinary loss - basic                         $.02           $.13
    Extraordinary loss                                  $---          $(.03)
    Net income per share - basic                        $.02           $.10

    Net income per share before
     extraordinary loss - diluted                       $.02           $.12
    Extraordinary loss                                  $---          $(.02)
    Net income per share - diluted                      $.02           $.10

    Weighted average shares used in computing
     net income per share:
      Basic                                       23,278,637     20,442,650
      Diluted                                     23,582,382     21,506,215

    Other Non-GAAP Financial Data:
    EBITDA (A)                                        $4,773         $8,744

    Other Financial Data:
    Depreciation and amortization                     $3,229         $2,817
    Capital expenditures                              13,169          2,646

     (A)  Horizon calculates EBITDA (earnings before interest, income taxes, depreciation and amortization) as net income or loss plus
          extraordinary loss, income taxes, net interest expense, depreciation and amortization.  EBITDA is a supplemental financial measurement we use to evaluate our business.